Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-37321, 333-37323, and 333-120201) and Form S-3 (No. 333-109159) of Encision Inc. of our report dated June 14, 2016, with respect to the balance sheets of  Encision Inc. as of March 31, 2016 and 2015, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended, which appears in the March 31, 2016 Annual Report on Form 10-K of Encision Inc.

/s/ Eide Bailly LLP

Greenwood Village, Colorado

June 14, 2016